Exhibit 3.5

ROSS MILLER
Secretary of State                                        Document Number
254 Norht Carson Street, Ste 1                            20110211823-71
Carson City, Nevada 89701-4299                            Filing Date and Time
(776) 684 5708                                            03/22/2011 1:06 PM
Website: www.nvsos.gov                                    Entity#
                                                          C26603-2000

                                                          Filed in the office of
                                                          /s/ Ross Miller
                                                          Ross Miller
Certificate of Amendment                                  Secretary of State
(Pursuant to NRS 78.380)                                  State of Nevada

                                              ABOVE SPACE IS FOR OFFICE USE ONLY

              Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of Corporation:

THE X-CHANGE CORPORATION

2. The articles have been amended as follows (provide article numbers, if available):

Section 4.1 of Article IV is amended to increase the authorized shares of the Corporation to 750,000,000 shares of common stock, par value $.00.1, and 75,000,000 shares of preferred, stock, par value $.001. All other provisions of
Section 4.1 and Article IV not specifically changed herein remain unchanged.





3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 69.00%

4. Effective date of filing (optional):
(must be no later than 90 days after the certificate is filed)


5. Officer Signature (Required)  /s/ Haviland Wright
                                ------------------------------
* If any proposed amendment would alter or change any preferences or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.